UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

SEC FILE NUMBER 30387

NOTIFICATION OF LATE FILING

(Check One): [  ]  Form 10-K  [  ] Form 20-F  [ ] Form 11-K     [X] Form 10-Q
[  ]  Form N-SAR

For Period Ended: Ended June 30, 2002
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[  ]Transition Report on Form 10-K
[  ]Transition Report on Form 20-F
[  ]Transition Report on Form 11-K
[  ]Transition Report on Form 10-Q
[   Transition Report on Form N-SAR

For the Transition Period Ended:____________________

Read attached instruction sheet Before Preparing Form. Please Print or type.

Nothing in the form shall be construed to imply that the Commission has verified any information contained herein

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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:

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PART I-- REGISTRANT INFORMATION

Investment Technology, Inc.
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Full Name of Registrant

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Former Name if Applicable

3557 South Valley View Boulevard

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Address of Principal Executive Office (Street and Number)

Las Vegas, NV 89103
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City, State and Zip Code


PART II-- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|      (a) The reasons  described  in  reasonable  detail in Part III of this
|      form could not be eliminated without unreasonable effort or expense;
|
|      (b) The subject annual report,  semi-annual report,  transition report
|      on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,  will
|      be filed  on or  before  the  fifteenth  calendar  day  following  the
[X]|      prescribed  due date;  or the subject  quarterly  report of transition
|      report on Form 10-Q, or portion thereof will be filed on or before the
|      fifth calendar day following the prescribed due date; and
|
|      c) The  accountant's  statement  or  other  exhibit  required  by Rule
|      12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Company's is in the process of completing completing heir financial statements for the period ended June 30 2002, and management believes that this review will be completed after July 15, 2002, but before July 20, 2002.

PART 1V-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Thomas Ware				404-522-1202
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(Name)                 (Area Code)   (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).[ X ] Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Investment Technology, INC, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 15, 2002


By: /s/ Thomas Vidmar
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Thomas Vidmar,
Chief Executive Officer